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Exhibit 3.5

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
KINETIC CONCEPTS, INC.

ARTICLE ONE

        The name of the corporation (which is hereinafter called the "Corporation") is Kinetic Concepts, Inc.

ARTICLE TWO

        The period of duration of the Corporation is perpetual.

ARTICLE THREE

        The purpose for which the Corporation is organized is to transact any or all lawful business for which corporations may be organized under the Texas Business Corporation Act; provided, however, that the Corporation shall not transact any business in this state that is prohibited by Article 2.01-B of the Texas Business Corporation Act (the "TBCA").

ARTICLE FOUR

        The total number of shares of all classes of stock that the Corporation is authorized to issue is 275,000,000 shares, of which 225,000,000 shares shall be designated Common Stock, par value $.001 per share ("Common Stock"), and 50,000,000 shares shall be designated Preferred Stock, par value $.001 per share ("Preferred Stock").

        The Preferred Stock may be divided into and issued in one or more series. The Board of Directors of the Corporation is expressly authorized to establish series of unissued shares of Preferred Stock and to fix and determine the designations, preferences, limitations and relative rights, including voting rights, of the shares of such series in a resolution or resolutions adopted by the Board of Directors providing for the issue of Preferred Stock of such series. In such resolution or resolutions the Board of Directors, to the extent applicable, shall:

          (i)    designate the series and specify the number of shares of Preferred Stock which shall belong to such series;

          (ii)   fix the rate of any dividend for such series of Preferred Stock, which dividend may vary from series to series;

          (iii)  specify whether dividends for such series are cumulative, non-cumulative or partially cumulative;

          (iv)  specify the manner in which dividends for such series are payable and the date or dates from which such dividends shall accrue;

          (v)   state whether the shares of such series have preferences over any other class, classes or series of shares as to the payment of dividends;

          (vi)  state whether such series shall be redeemable and the price at and the terms and conditions on which shares of such series may be redeemed, which redemption may be at the option of the Corporation, the shareholder or another person or upon the occurrence of a designated event or any combination of the foregoing;

          (vii) fix the amount payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

          (viii) state whether the shares of such series have preference in the assets of the Corporation over any other class, classes or series of shares upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

          (ix)  state whether a sinking fund shall be created for the redemption or purchase of the shares of such series, and, if such a fund is established, the terms and provisions governing the operation of any such fund and the status as to reissuance of shares of Preferred Stock of such series purchased or otherwise reacquired, redeemed or retired through the operation thereof;

          (x)   state whether the shares of such series shall be convertible, and, if convertible, the terms and conditions on which such shares of such series may be converted, which terms and conditions may provide that such shares are convertible at the option of the Corporation, the shareholder or another person or upon the occurrence of a designated event, or any combination of the foregoing into shares of any other class or series;

          (xi)  state whether the shares of such series are exchangeable, at the option of the Corporation, the shareholder or another person or upon the occurrence of a designated event, or any combination of the foregoing, for shares, obligations, indebtedness, evidence of ownership, rights to purchase securities or other securities of the Corporation or one or more other domestic or foreign Corporations or other entities or for other property or for any combination of the foregoing; and

          (xii) state what voting rights the shares of such series shall have, if any.

        The Board of Directors of the Corporation, in such resolution or resolutions, may, in a manner not inconsistent with the provisions of these Articles of Incorporation and to the extent permitted by law:

          (i)    limit the number of shares of such series that may be issued;

          (ii)   impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issue of additional shares of Preferred Stock or other stock ranking equally therewith or prior thereto as to dividends or distribution of assets on voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

          (iii)  impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions of any kind or character, or the redemption, purchase, retirement or reacquisition of shares of stock ranking junior to Preferred Stock of such series as to dividends or distribution of assets on voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

          (iv)  grant other such special rights to the holders of Preferred Stock of such series as the Board of Directors may determine.

        The Corporation has previously filed, prior to the date of these Amended and Restated Articles of Incorporation, a Statement of Designations, Preferences and Rights of the Series A Convertible Participating Preferred Stock of the Corporation (the "Previous Designation"), a copy of which is attached to these Amended and Restated Articles of Incorporation as Exhibit A. The Previous Designation and the shares of Series A Convertible Participating Preferred Stock of the Corporation issued thereunder shall continue in full force and effect pursuant to the terms thereof and shall not be affected by the filing of these Amended and Restated Articles of Incorporation.

ARTICLE FIVE

        Special meetings of the shareholders may be called by the President, the Board of Directors, the holders of at least fifty percent (50%) of all shares entitled to vote at the proposed special meeting, or such other person or persons as may be authorized in the By-laws.

ARTICLE SIX

        No shareholder or other holder of securities of the Corporation shall have any preemptive right to acquire additional unissued or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares, except as provided by any agreement between the Corporation and its shareholders.

ARTICLE SEVEN

        Cumulative voting by the shareholders of the Corporation at any election for directors or upon any other matter is expressly prohibited, and the directors of the Corporation shall be elected by plurality vote of the shareholders entitled to vote at such election.

ARTICLE EIGHT

        (1)   Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the By-laws of the Corporation.

        (2)   To the extent permitted by TBCA and/or the Texas Miscellaneous Corporation Laws Act (the "TMCLA") as each now exists and as each may hereafter be amended or otherwise modified or interpreted, a Director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the Director's capacity as a director, except for liability for (a) a breach of the Director's duty of loyalty to the Corporation or its shareholders, (b) an act or omission not in good faith that constitutes a breach of duty of the Director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which the Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director's office, or (d) an act or omission for which the liability for the Director is expressly provided for by statute.

        If the TBCA or the TMCLA hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on the personal liability provided herein, shall be limited to the fullest extent permitted by the TBCA, as amended, modified or interpreted and/or the TMCLA, as amended, modified or interpreted.

        Any repeal or modification of all or part of this article Eight by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

        The current board of directors of the Corporation at the time of filing of these Amended and Restated Articles of Incorporation consists of eleven (11) directors. The names and address of the persons who are acting at the time of filing of these Amended and Restated Articles of Incorporation in the capacity of directors until the selection of their successors are:

NAME	ADDRESS
Robert Jaunich II	8023 Vantage Drive San Antonio, Texas 78230
Dennert O. Ware	8023 Vantage Drive San Antonio, Texas 78230
James R. Leininger, M.D.	8023 Vantage Drive San Antonio, Texas 78230
John P. Byrnes	8023 Vantage Drive San Antonio, Texas 78230
Ronald W. Dollens	8023 Vantage Drive San Antonio, Texas 78230
James T. Farrell	8023 Vantage Drive San Antonio, Texas 78230
Harry R. Jacobson, M.D.	8023 Vantage Drive San Antonio, Texas 78230
N. Colin Lind	8023 Vantage Drive San Antonio, Texas 78230
David J. Simpson	8023 Vantage Drive San Antonio, Texas 78230
C. Thomas Smith	8023 Vantage Drive San Antonio, Texas 78230
Donald E. Steen	8023 Vantage Drive San Antonio, Texas 78230

ARTICLE TEN

        The street address of the registered office of the Corporation is 8023 Vantage Drive, San Antonio, Texas 78230, and the name of the registered agent of the Corporation at such address is Dennis E. Noll.

ARTICLE ELEVEN

        (1)   The Corporation reserves the right to amend, alter, change or repeal any provision of these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred on shareholders in these Articles of Incorporation are subject to this reservation.

        (2)   The Board of Directors is expressly empowered to adopt, amend or repeal the By-laws of the Corporation. The shareholders shall also have the power to adopt, amend or repeal the By-laws of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by these Amended and Restated Articles of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for such adoption, amendment or repeal by the shareholders of any provisions of the By-laws of the Corporation.

ARTICLE TWELVE

        The Corporation shall indemnify its directors to the fullest extent provided by the TBCA, as the same exists or may hereafter be amended, or any successor statute.

ARTICLE THIRTEEN

        Any action required by the TBCA, as presently in effect and as hereafter amended, to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by (x) in the case of any action that has been recommended for approval of the shareholders by the Board of Directors and as to which the Board of Directors has not directed that such action be submitted for approval of the shareholders at an annual or special meeting of shareholders, the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted and (y) in the case of any other action, the holder or holders of all the shares entitled to vote with respect to the action that is the subject of such consent. Any such consent shall have the same force and effect as a vote of shareholders authorizing or approving such action.

EXECUTED this            day of            , 2004.

KINETIC CONCEPTS, INC.

By:
Name: Dennis E. Noll Title: Senior Vice President

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  Exhibit 3.5
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF KINETIC CONCEPTS, INC.
ARTICLE ONE
ARTICLE TWO
ARTICLE THREE
ARTICLE FOUR
ARTICLE FIVE
ARTICLE SIX
ARTICLE SEVEN
ARTICLE EIGHT
ARTICLE NINE
ARTICLE TEN
ARTICLE ELEVEN
ARTICLE TWELVE
ARTICLE THIRTEEN